EXHIBIT 99.1
NEWS RELEASE

Alfred F. Kelly, Jr. to Retire as Chairman of Visa’s Board of Directors; Lead Independent Director John F. Lundgren to be Named Chair

San Francisco, CA - (Business Wire) - October 18, 2023 - Visa (NYSE: V) today announced that Alfred F. Kelly, Jr. will retire as Chairman and a member of Visa’s Board of Directors on January 23, 2024. He will remain at the company as Senior Advisor until February 15, 2024, when he will retire from Visa. The company also announced the Board’s intention to name Lead Independent Director, John F. Lundgren, Chair of the Board subject to his reelection at Visa’s annual meeting of stockholders in January 2024.

Kelly served as Chairman since 2019 and as Visa’s CEO from 2016 to February 2023. He was first elected to Visa’s Board as an Independent Director in January 2014.
“My time at Visa has been one of the greatest honors of my life,” said Kelly. “I want to extend my sincerest thanks to our incredibly talented team who made the company the global leader it is today. I leave knowing Visa is in excellent hands, both with Ryan, who as CEO continues to lead Visa to greater heights, and John, who has my admiration and respect. As I move on to this new chapter in my life, I have full faith that Visa will continue to deliver innovative payment solutions that help individuals, businesses and economies thrive.”

“It has been a privilege to serve on Visa’s Board alongside Al,” said Lundgren. “Under his vision, Visa led the payments industry through a period of tremendous change, transforming how people around the world pay and are paid. Thanks to the strong foundation Al built, Visa will continue to strengthen its business while powering commerce around the world.”

“There are many things I admire about Al, such as his strategic mindset, relentless focus on innovation and passion for Visa’s business and its people. But perhaps most of all, I admire how he ensured that Visa remained a company that was guided by its values,” said Ryan McInerney, CEO of Visa Inc. “Al led Visa through a pivotal evolution in the payments ecosystem, marked by the emergence of new technologies, a global pandemic and an unprecedented acceleration in the use of digital payments. Through it all, he drove significant growth across Visa’s business and positioned the company for long-term success as a global leader in payments.”

McInerney continued, “John has deep knowledge of our business, and his expertise will continue to be of tremendous value to Visa. I look forward to our ongoing work together.”

About Visa
Visa (NYSE: V) is a world leader in digital payments, facilitating transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payments network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational to the future of money movement. Learn more at Visa.com.

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Contacts:
Investor Relations
Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Constantine Panagiotatos, +1 650-432-2990, Press@visa.com